EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-89831, No. 33-61946 and No. 333-07139 and Form S-3 No. 33-
18264) pertaining to the 1986 Stock Option Plan, the 1991 Stock Option Plan and the 1991 Chemfab Employee Stock Option Plan, the Amended and Restated 1991 Stock Option Plan and the 1986 Stock Option Plan and the 1983 Incentive Stock Option Plan of our report dated July 30, 1996, with respect to the consolidated financial statements and schedule of Chemfab Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 1996.





Boston, Massachusetts
September 24, 1996


Ernst & Young LLP